Exhibit 99.1
news release
QLT ANNOUNCES VISUDYNE® SALES FOR THIRD QUARTER
AND PROVIDES VISUDYNE SALES GUIDANCE FOR 2007

For Immediate Release	October 18, 2007
VANCOUVER, CANADA—QLT Inc. (NASDAQ:QLTI; TSX:QLT) today reported that Novartis AG announced global sales of QLT’s Visudyne® (verteporfin) product of US$48.7 million for the quarter ended September 30, 2007. This represents a decrease of 35.1% over sales in the third quarter of 2006 and a 17.9% decline compared to the second quarter of 2007. Visudyne sales in the U.S. for the quarter were approximately US$9.4 million, representing 19.3% of total sales for the quarter. U.S. average daily Visudyne sales were 118 vials in the third quarter of 2007 compared to 122 vials in the second quarter of 2007.
The Company currently projects that total annual worldwide sales of Visudyne for 2007 will be in the range of US$210-$216 million.
“Visudyne average daily vial sales in the U.S. were relatively stable and in addition to the traditional seasonal weakness we experience in the third quarter, European sales declined due to increased trial of anti-VEGF drugs,” said Bob Butchofsky, President and Chief Executive Officer of QLT Inc. “We continue to believe that Visudyne will remain an important part of treatment regimen for age-related macular degeneration (AMD) and are encouraged by the progress we are making in enrolling patients in our company sponsored clinical trial, known as ‘RADICAL,’ that is studying the use of Visudyne followed by an anti-VEGF agent with or without a steroid as compared to an anti-VEGF agent alone.”
QLT will release its full financial results on Thursday, October, 25, 2007, at 7:30 a.m. Eastern Time (ET).
QLT Inc. is a global biopharmaceutical company dedicated to the discovery, development and commercialization of innovative therapies. Our research and development efforts are focused on pharmaceutical products in the fields of ophthalmology and dermatology. In addition, we utilize two unique technology platforms, photodynamic therapy and Atrigel®, to create products such as Visudyne® and Eligard®. For more information, visit our web site at www.qltinc.com.
A full explanation of how QLT determines and recognizes revenue resulting from Visudyne sales is contained in the financial statements contained in the periodic reports on Forms 10-Q and 10-K, under the heading “Significant Accounting Policies — Revenue Recognition.” Visudyne sales are product sales by Novartis under its agreement with QLT.

Conference call information
QLT Inc. will hold an investor conference call to discuss third quarter 2007 results on Thursday, October 25 at 8:30 a.m. ET (5:30 a.m. PT). The call will be broadcast live via the Internet at www.qltinc.com. To participate on the call, please dial 1-800-319-4610 (North America) or 604-638-5340 (International) before 8:30 a.m. ET. A replay of the call will be available via the Internet and also via telephone at 1-800-319-6413 (North America) or 604-638-9010 (International), access code 2122, followed by the “#” sign.

QLT Inc.:
Vancouver, Canada
Tamara Hicks or Therese Hayes
Telephone: 604-707-7000 or 1-800-663-5486
Fax: 604-707-7001
Atrigel is a registered trademark of QLT USA, Inc.
Visudyne is a registered trademark of Novartis AG.
Eligard is a registered trademark of Sanofi-Synthelabo Inc.
QLT Inc. is listed on The NASDAQ Stock Market under the trading symbol “QLTI” and on The Toronto Stock Exchange under the trading symbol “QLT.”
The Visudyne® sales figures in this press release are preliminary and unaudited and are not a complete disclosure of our quarterly financial results. Certain statements in this press release constitute “forward-looking” statements and information of QLT within the meaning of the Private Securities Litigation Reform Act of 1995 and applicable Canadian securities legislation. These forward-looking statements include, but are not limited to: QLT’s projection of 2007 annual sales of Visudyne and our beliefs relating to Visudyne remaining an important part of treatment regimen for AMD, and other statements which contain language such as “expects,” “believes,” “may,” “projects,” “outlook” and similar expressions which do not relate to historical matters. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results to be materially different from the results, performance or achievements expressed or implied by such statements. Many such risks, uncertainties and other factors are taken into account as part of our assumptions underlying these forward-looking statements and include, among others, the following: the risk that future sales of Visudyne may be less than expected (including as a result of the impact of existing competitive products or new products launched by competitors and the level of physician acceptance of Visudyne in combination with other agents), the uncertainty of and timing of pricing and the ability to obtain and maintain reimbursement might limit the future sales of Visudyne, QLT’s reliance on third parties for the manufacture and marketing of Visudyne, general economic conditions and other factors that are described in detail in QLT’s Annual Information Form on Form 10-K, quarterly reports on Form 10-Q and other filings with the U.S. Securities and Exchange Commission and Canadian securities regulatory authorities. Forward-looking statements are based on our current expectations and QLT does not assume any obligation to update such information to reflect later events or developments, except as may be required by law.